Exhibit 10.13.2

Automatic Annual Additions

Microsemi Corporation 1987 Stock Plan, as amended

2005, 2006 & 2007

The number of shares of Microsemi Stock available for awards under the Microsemi Corporation 1987 Stock Plan, as amended (the “1987 Plan”) has increased incrementally pursuant to the 1987 Plan’s terms at the beginning of each of the Company’s respective fiscal years listed below:

Fiscal Year	Increase (in shares)
2005	2,393,184
2006	2,540,148
2007	2,870,087